EXHIBIT 10.19

                                                                  EXECUTION COPY


                         AGREEMENT AND PLAN OF MERGER

                         dated as of November 9, 1998

                                 by and among

                             LANDCARE USA, INC.,


                            AGM ACQUISITION CORP.,


                    ALBUQUERQUE GROUNDS MAINTENANCE, INC.


                                     and

                              SANDRA LEE WEAVER
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                               TABLE OF CONTENTS



                                                                          Page

1.    THE MERGER.............................................................1
      1.1   The Merger.......................................................1
      1.2   Effective Time...................................................1
      1.3   Articles of Incorporation, By-laws, Directors and
             Officers of Surviving Corporation...............................2
      1.4   Effect of Merger.................................................2
      1.5   Manner of Conversion.............................................2
      1.6   Delivery of Certificates.........................................3
      1.7   Closing..........................................................3

2.    REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDER......................3
      2.1   Due Organization.................................................3
      2.2   Authorization....................................................4
      2.3   Capital Stock of the Company.....................................4
      2.4   Subsidiaries.....................................................4
      2.5   Financial Statements.............................................4
      2.6   Liabilities and Obligations......................................5
      2.7   Accounts and Notes Receivable....................................5
      2.8   Permits and Intangibles..........................................6
      2.9   Environmental Matters............................................6
      2.10  Personal Property................................................7
      2.11  Significant Customers; Material Contracts and Commitments........7
      2.12  Real Property....................................................8
      2.13  Insurance........................................................8
      2.14  Compensation; Employment Agreements; Organized Labor Matters.....9
      2.15  Employee Benefit Plans...........................................9
      2.16  Conformity with Law; Litigation.................................11
      2.17  Taxes...........................................................11
      2.18  No Violations; All Required Consents Obtained...................12
      2.19  Absence of Changes..............................................13
      2.20  Powers of Attorney..............................................14
      2.21  Inventory; Working Capital; Other Financial Matters.............14
      2.22  Competing Lines of Business; Related-party Transactions.........15
      2.23  Disclosure......................................................15

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      2.24  Certain Business Practices......................................15
      2.25  Notice to Bargaining Agents.....................................15
      2.26  Notices and Consents............................................15
      2.27  Year 2000 Compliance............................................15
      2.28  Reliance Upon Oral Representations..............................16

3.    REPRESENTATIONS OF LANDCARE AND NEWCO.................................16
      3.1   Due Organization................................................16
      3.2   Authorization...................................................16
      3.3   No Violations...................................................16
      3.4   Validity of Obligations.........................................17
      3.5   Issuance of LandCARE Stock......................................17

4.    DELIVERIES AT CLOSING.................................................17
      4.1   Instruments of Transfer.........................................17
      4.2   Certificate of Merger...........................................17
      4.3   Employment Agreement............................................17
      4.4   Opinion of Counsel..............................................17
      4.5   Good Standing Certificates......................................17
      4.6   Lease...........................................................17
      4.7   Indebtedness to Company.........................................18
      4.8   Tax Matters.....................................................18
      4.9   Consents........................................................18
      4.10  Resignations of Directors and Officers..........................18

5.    POST-CLOSING COVENANTS................................................18
      5.1   Future Cooperation; Further Assurances..........................18
      5.2   Expenses........................................................18
      5.3   Certain Agreements..............................................19
      5.4   Preparation and Filing of Tax Returns...........................19
      5.5   Stock Options...................................................19
      5.6   Stockholder Guarantees..........................................19
      5.7   Other Financial Matters.........................................20
      5.8   ServiceMaster Agreement.........................................20

6.    INDEMNIFICATION.......................................................20
      6.1   Survival of Stockholder's Representations and Warranties.  .....20
      6.2   General Indemnification by the Stockholder......................21
      6.3   Specific Indemnification by the Stockholders....................21
      6.4   Indemnification by LandCARE.....................................22

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      6.5   Third Person Claims.............................................22
      6.6   Method of Payment...............................................22
      6.7   Limitations on Indemnification..................................22

7.    NONCOMPETITION........................................................23
      7.1   Prohibited Activities...........................................23
      7.2   Equitable Relief................................................24
      7.3   Reasonable Restraint............................................24
      7.4   Severability; Reformation.......................................24
      7.5   Independent Covenant............................................24

8.    NONDISCLOSURE OF CONFIDENTIAL INFORMATION.............................25
      8.1   General.........................................................25
      8.2   Equitable Relief................................................25
      8.3   Survival........................................................25

9.    INTENDED TAX TREATMENT................................................25
      9.1   Tax-Free Reorganization.........................................25

10.   SECURITIES LAW MATTERS................................................26
      10.1  Economic Risk; Sophistication...................................26
      10.2  Compliance with Law.............................................26
      10.3  Restrictions on Resale..........................................26

11.   GENERAL...............................................................27
      11.1  Successors and Assigns..........................................27
      11.2  Entire Agreement................................................27
      11.3  Counterparts....................................................28
      11.4  Brokers and Agents..............................................28
      11.5  Notices.........................................................28
      11.6  Governing Law...................................................28
      11.7  Survival of Representations and Warranties......................29
      11.8  Effect of Investigation.........................................29
      11.9  Exercise of Rights and Remedies.................................29
      11.10 Time............................................................29
      11.11 Reformation and Severability....................................29
      11.12 Remedies Cumulative.............................................29
      11.13 Captions........................................................29
      11.14 Press Releases and Public Announcements.........................29
      11.15 No Third-Party Beneficiaries....................................30

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                         SCHEDULES

SCHEDULE 2.1.       Due Organization
SCHEDULE 2.4.       Subsidiaries
SCHEDULE 2.5.       Financial Statements
SCHEDULE 2.6.       Liabilities and Obligations
SCHEDULE 2.7.       Accounts and Notes Receivable
SCHEDULE 2.8.       Permits and Intangibles
SCHEDULE 2.9.       Environmental Matters
SCHEDULE 2.10.      Personal Property
SCHEDULE 2.11.      Significant Customers; Material Contracts and Commitments
SCHEDULE 2.12.      Real Property
SCHEDULE 2.13.      Insurance
SCHEDULE 2.14.      Compensation; Employment Agreements; Organized Labor Matters
SCHEDULE 2.15.      Employee Benefit Plans
SCHEDULE 2.16.      Conformity with Law; Litigation
SCHEDULE 2.18.      No Violations; No Consents Required
SCHEDULE 2.19.      Absence of Changes
SCHEDULE 2.20.      Powers of Attorney
SCHEDULE 2.22.      Competing Lines of Business; Related Party Transactions
SCHEDULE 2.27.      Year 2000 Compliance
SCHEDULE 4.3.       Persons Entering into Employment Agreements
SCHEDULE 4.6.       Leases
SCHEDULE 5.9.       ServiceMaster Agreement
SCHEDULE 10.3.      Restrictions on Resale


                                    ANNEXES

Annex I     -     Form of Employment Agreement

Annex II    -     Form of Opinion of Counsel to Company and
                  Stockholder

Annex III   -     Form of Lease

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                         AGREEMENT AND PLAN OF MERGER


      THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of November 9, 1998 by and among LandCARE USA, Inc., a Delaware corporation ("LandCARE"), AGM Acquisition Corp., a New Mexico corporation and wholly owned subsidiary of LandCARE ("Newco"), Albuquerque Grounds Maintenance, a New Mexico corporation (the "Company"), and Sandra Lee Weaver (the "Stockholder"). The Stockholder is the only holder of capital stock of the Company.

      WHEREAS, the respective Boards of Directors of Newco and the Company (collectively called the "Constituent Corporations") deem it advisable and in the best interests of the Constituent Corporations and their respective stockholders that the Company merge with and into Newco pursuant to this Agreement and the applicable provisions of the laws of the State of New Mexico (the "State of Incorporation"); and

      WHEREAS, the Boards of Directors of the Constituent Corporations have approved and adopted this Agreement as a plan of reorganization under Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"); and

      WHEREAS, on the date hereof the parties are consummating the transactions described herein;


      NOW, THEREFORE, in consideration of the premises and of the mutual agreements contained herein, the parties hereto, intending to be legally bound, agree as follows:


1.    THE MERGER

      1.1 THE MERGER. On the terms and subject to the conditions of this Agreement, at the Effective Time (as defined below), the Company shall be merged with and into Newco (the "Merger") and the separate existence of the Company shall cease, all in accordance with the provisions of the laws of the State of Incorporation. Newco shall be the surviving corporation in the Merger and is sometimes hereinafter called the "Surviving Corporation."

      1.2 EFFECTIVE TIME. The Merger shall become effective at such time (the "Effective Time") as a certificate of merger, in form appropriate for filing, is filed with the Secretary of State (or other appropriate authority) of the State of Incorporation (the "Merger Filing"). The Merger

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Filing shall be made simultaneously with or as soon as practicable after the execution and delivery of this Agreement.

      1.3 ARTICLES OF INCORPORATION, BY-LAWS, DIRECTORS AND OFFICERS OF SURVIVING CORPORATION. At the Effective Time, the Articles of Incorporation of Newco then in effect shall be the Articles of Incorporation of the Surviving Corporation, and the By-laws of Newco then in effect shall be By-laws of the Surviving Corporation. As part of the Merger Filing, or at any time thereafter, the Surviving Corporation shall have the right to change its name to "Albuquerque Grounds Maintenance, Inc." The directors and officers of Newco immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation.

      1.4 EFFECT OF MERGER. At the Effective Time, the effect of the Merger shall be as provided in the law of the State of Incorporation. Except as herein specifically set forth, the identity, existence, purposes, powers, objects, franchises, privileges, rights and immunities of Newco shall continue unaffected and unimpaired by the Merger and the corporate franchises, existence and rights of the Company shall be merged with and into Newco, and Newco, as the Surviving Corporation, shall be fully vested therewith. At the Effective Time, the separate existence of the Company shall cease and, in accordance with the terms of this Agreement, the Surviving Corporation shall possess all the rights, privileges, immunities and franchises, of a public, as well as of a private, nature, and all property, real, personal and mixed, and all debts due on whatever account, including subscriptions to shares, and all taxes, including those due and owing and those accrued, and all other choses in action, and all and every other interest of or belonging to or due to the Company and Newco shall be taken and deemed to be transferred to, and vested in, the Surviving Corporation without further act or deed; and all property, rights and privileges, powers and franchises and all and every other interest shall be thereafter as effectually the property of the Surviving Corporation as they were of the Company and Newco; and the title to any real estate, or interest therein, whether by deed or otherwise, under the laws of the State of Incorporation or otherwise vested in the Company and Newco, shall not revert or be in any way impaired by reason of the Merger. Except as otherwise provided herein, the Surviving Corporation shall thenceforth be responsible and liable for all the liabilities and obligations of the Company and Newco and any claim existing, or action or proceeding pending, by or against the Company or Newco may be prosecuted as if the Merger had not taken place, or the Surviving Corporation may be substituted in their place. Neither the rights of creditors nor any liens upon the property of the Company or Newco shall be impaired by the Merger, and all debts, liabilities and duties of the Company and Newco shall attach to the Surviving Corporation, and may be enforced against the Surviving Corporation to the same extent as if said debts, liabilities and duties had been incurred or contracted by such Surviving Corporation.

      1.5 MANNER OF CONVERSION. The manner of converting the outstanding shares of capital stock of the Company ("Company Stock") and the outstanding shares of capital stock of Newco ("Newco Stock") shall be as follows:

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      As of the Effective Time:

                  1. The Company Stock issued and outstanding immediately prior to the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, automatically shall be converted into the right to receive, in the aggregate, (i) 87,500 shares of common stock, par value $.01 per share, of LandCARE ("LandCARE Stock") and (ii) an aggregate of $662,000 in cash paid by wire transfer.
                  2. All shares of Company Stock, if any, that are held by the Company as treasury stock shall be canceled and retired, and no shares of LandCARE Stock or other consideration shall be delivered or paid in exchange therefor; and
                  3. As of the Effective Time, each outstanding share of Newco Stock shall remain outstanding and unchanged.

      1.6 DELIVERY OF CERTIFICATES. At the Closing, (i) the Stockholders shall deliver to LandCARE the certificates representing the Company Stock, duly endorsed in blank by the Stockholders or accompanied by a stock transfer endorsement separate from certificate together with an Affidavit of Lost Certificate and Indemnification Agreement satisfactory to LandCare, and with all necessary transfer tax and other revenue stamps, acquired at the Stockholder's expense, affixed and canceled, and (ii) LandCARE shall cause its stock transfer agent to deliver to the Stockholders certificates representing the LandCARE Stock as described above (or shall deliver to the Stockholders a copy of an irrevocable authorization to such transfer agent authorizing the issuance of such certificates to the Stockholders). The Stockholders agree promptly to cure any deficiencies with respect to the endorsement of the stock certificates or other documents of conveyance with respect to such Company Stock or with respect to the stock powers accompanying any Company Stock.

      1.7 CLOSING. The transactions contemplated by this Agreement are being consummated on the date hereof, and the date hereof is sometimes herein called the "Closing Date."

2.    REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDER

      The Stockholder hereby represents and warrants to LandCARE as follows.

      2.1 DUE ORGANIZATION. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Incorporation, and has all requisite power and authority to carry on its business as it is now being conducted. The Company is duly qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, except where the failure to be so authorized or qualified would not have a material adverse effect on the business, assets, operations or condition (financial or otherwise) of the Company (as used herein with respect to the Company, or with respect to any other person, a "Material Adverse Effect").
SCHEDULE 2.1 sets forth

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a list of all jurisdictions in which the Company is authorized or qualified to do business. True, complete and correct copies of the Articles of Incorporation and By-laws, each as amended, of the Company (the "Charter Documents") are all attached to SCHEDULE 2.1. The stock records of the Company, a copy of which is attached to SCHEDULE 2.1, are correct and complete in all material respects. All records of all proceedings of the Board of Directors and stockholders of the Company have been made available to LandCARE.

      2.2 AUTHORIZATION. (i) The representative of the Company executing this Agreement has the authority to enter into and bind the Company to the terms of this Agreement and (ii) the Company has the full legal right, power and authority to enter into this Agreement and the transactions contemplated hereby, all of which have been approved by the Stockholder and the Board of Directors of the Company. This Agreement has been validly executed and delivered by the Company and the Stockholder and constitutes the legal, valid and binding obligation of each of them, enforceable in accordance with its terms.

      2.3 CAPITAL STOCK OF THE COMPANY. The authorized capital stock of the Company consists solely of 50,000 shares of common stock, par value $1.00 per share, of which 1,000 shares are issued and outstanding and constitute all of the issued and outstanding shares of Company Stock (the "Shares"). All of the Shares are owned of record and beneficially by the Stockholder and are owned free and clear of all liens, security interests, pledges, charges, voting trusts, restrictions, encumbrances and claims of every kind. All of the Shares have been duly authorized and validly issued, are fully paid and nonassessable, and were offered, issued, sold and delivered by the Company in compliance with all applicable state and federal laws governing the issuance of securities. None of the Shares were issued in violation of any preemptive rights or similar rights of any person. No option, warrant, call, conversion right or commitment of any kind exists which obligates the Company to issue any additional shares of its capital stock or obligates the Stockholder to transfer any of the Shares to any person except pursuant to this Agreement.

      2.4 SUBSIDIARIES. Except as set forth on SCHEDULE 2.4, the Company has no subsidiaries or d/b/a names and has not conducted business under any other name except its legal name as set forth in its Charter Documents. Except as set forth in SCHEDULE 2.4, the Company does not own, of record or beneficially, or control, directly or indirectly, any capital stock, securities convertible into capital stock or any other equity interest in any corporation, association or other business entity, and the Company is not, directly or indirectly, a participant in any joint venture, partnership or other non-corporate entity.

      2.5 FINANCIAL STATEMENTS. Complete and correct copies of the following financial statements are attached as SCHEDULE 2.5:


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            (i) The balance sheets of the Company as of January 31, 1998 (the
      "Balance Sheet Date") and any related statements of operations, stockholder's equity and cash flows for the three-year period then ended, together with any related notes and schedules (the "Year-end Financial Statements"); and

            (ii) The balance sheet (the "Interim Balance Sheet") of the Company as of July 31, 1998 and the related statements of operations for the six-month period then ended (the "Interim Financial Statements"). (The Year-end Financial Statements and the Interim Financial Statements are herein collectively called the "Financial Statements".)

      The Financial Statements have been prepared from the books and records of the Company in conformity with generally accepted accounting principles applied on a basis consistent with preceding years and throughout the periods involved ("GAAP") and present fairly the financial position and results of operations of the Company as of the dates of such statements and for the periods covered thereby. The books of account of the Company have been kept accurately in the ordinary course of business, the transactions entered therein represent bona fide transactions, and the revenues, expenses, assets and liabilities of the Company have been properly recorded therein in all material respects.

      2.6 LIABILITIES AND OBLIGATIONS. Except as and to the extent disclosed and adequately provided for in the Financial Statements or on SCHEDULE 2.6 hereto, the Company has no liabilities or obligations of any kind, whether accrued, absolute, secured or unsecured, contingent or otherwise. Except and to the extent disclosed on SCHEDULE 2.6, there are no claims, liabilities or obligations, nor any reasonable basis for assertion against the Company, of any claim, liability or obligation, of any nature whatsoever. Except as expressly set forth on SCHEDULE 2.6, all of the contingent liabilities of the Company listed on SCHEDULE 2.6 are covered by the Company's insurance policies, and no such liability will exceed the policy limits of such insurance policies.
SCHEDULE 2.6 contains a reasonable estimate of the maximum amount which may be payable with respect to known liabilities which are not fixed. For each such known liability for which the amount is not fixed, SCHEDULE 2.6 includes a summary description of each known liability, together with copies of all relevant documentation relating thereto.

      2.7 ACCOUNTS AND NOTES RECEIVABLE. SCHEDULE 2.7 sets forth an accurate list of the accounts and notes receivable of the Company, as of the most recent date practicable (which date is set forth thereon), showing amounts due in 30-day aging categories. Except to the extent reflected on SCHEDULE 2.7, all such accounts, notes and other receivables were incurred in the ordinary course of business, are stated in accordance with GAAP and are collectible in the amounts shown on SCHEDULE 2.7, net of reserves reflected in the balance sheet as of the Balance Sheet Date.


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      2.8 PERMITS AND INTANGIBLES. The Company holds all licenses, franchises, permits and other governmental authorizations required or necessary in connection with the conduct of the Company's business. SCHEDULE 2.8 sets forth an accurate list and summary description of all such licenses, franchises, permits and other governmental authorizations, including permits, titles (including licenses, franchises, certificates, trademarks, trade names, patents, patent applications and copyrights owned or held by the Company or any of its employees (including interests in software or other technology systems, programs and intellectual property) (collectively, the "Intangible Assets") (it being understood and agreed that a list of all environmental permits and other environmental approvals is set forth on SCHEDULE 2.9). The Intangible Assets and other governmental authorizations listed on SCHEDULES 2.8 and 2.9 are valid, and the Company has not received any notice that any person intends to cancel, terminate or not renew any such Intangible Assets or other governmental authorization. The Company has conducted and is conducting its business in compliance in all material respects with the requirements, standards, criteria and conditions set forth in the Intangible Assets and other governmental authorizations listed on SCHEDULES 2.8 and 2.9 and is not in violation of any of the foregoing. Except as specifically set forth on SCHEDULE 2.8 or 2.9, the transactions contemplated by this Agreement will not result in a default under or a breach or violation of, or adversely affect the rights and benefits afforded to the Company by, any such Intangible Assets or other governmental authorizations.

      2.9 ENVIRONMENTAL MATTERS. The Company has complied with and is in compliance with all federal, state, local and foreign statutes (civil and criminal), laws, ordinances, regulations, rules, notices, permits, judgments, orders and decrees applicable to any of them or any of their respective properties, assets, operations and businesses relating to environmental protection (collectively "Environmental Laws"), including, without limitation, Environmental Laws relating to air, water, land and the generation, storage, use, handling, transportation, treatment or disposal of Hazardous Wastes, Hazardous Materials and Hazardous Substances (including petroleum and petroleum products) (as such terms are defined in any applicable Environmental Law) except to the extent that noncompliance with any Environmental Laws, either singly or in the aggregate, has not had and will not have a Material Adverse Effect on the Company or any of its operations. The Company has obtained and adhered to all necessary permits and other approvals required pursuant to any applicable Environmental Laws including, without limitation, such permits or approvals as are necessary to treat, transport, store, dispose of and otherwise handle Hazardous Wastes, Hazardous Materials and Hazardous Substances, a list of all of which permits and approvals is set forth on SCHEDULE 2.9. The Company has reported to the appropriate authorities, to the extent required by all Environmental Laws, all past and present sites owned and operated by the Company where Hazardous Wastes, Hazardous Materials or Hazardous Substances have been treated, stored, disposed of or otherwise handled. There have been no releases or threats of releases (as defined in Environmental Laws) at, from, in, under or on any property owned or operated by the Company except as permitted by Environmental Laws. There is no on-site or off-site location to which the Company has transported or disposed of Hazardous Wastes, Hazardous Materials or Hazardous

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Substances or arranged for the transportation of Hazardous Wastes, Hazardous
Materials or Hazardous Substances which is the subject of any federal, state, local or foreign enforcement action or any other investigation which could lead to any claim against the Company or LandCARE for any clean-up cost, remedial work, damage to natural resources, property damage or personal injury, including, but not limited to, any claim under (i) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, (ii) the Resource Conservation and Recovery Act, as amended, (iii) the Hazardous Materials Transportation Act, as amended, or (iv) comparable state or local statutes and regulations. The Company has no contingent liability in connection with any release of any Hazardous Waste, Hazardous Material or Hazardous Substance into the environment.

      2.10 PERSONAL PROPERTY. SCHEDULE 2.10 sets forth an accurate list of (a) all personal property included in "plant, property and equipment" or any similar category on the balance sheet of the Company, (b) all other personal property owned by the Company with a fair market value in excess of $5,000, and (c) all leases and agreements with respect to personal property, copies of which have been delivered to LandCARE. SCHEDULE 2.10 indicates which assets are currently owned, or were formerly owned, by the Stockholder or any affiliate of the Company or the Stockholder. Except as set forth on SCHEDULE 2.10, (i) all material personal property used by the Company in its business is either owned by the Company or leased by the Company pursuant to a lease included on SCHEDULE 2.10, (ii) all of the personal property listed on SCHEDULE 2.10 is in good working order and condition, ordinary wear and tear excepted and (iii) all leases and agreements included on SCHEDULE 2.10 are in full force and effect and constitute valid and binding agreements of the parties (and their successors) thereto in accordance with their respective terms. Except as set forth on
SCHEDULE 2.10, the Company has good and marketable title to the tangible and intangible personal property it purports to own, subject to no security interest, pledge, lien, claim, conditional sales agreement, encumbrance, charge or restriction on transfer.

      2.11 SIGNIFICANT CUSTOMERS; MATERIAL CONTRACTS AND COMMITMENTS. SCHEDULE
2.11 sets forth a list of (i) all customers representing 1% or more of the Company's revenues in its last full fiscal year ("Significant Customers"), and
(ii) all material contracts, commitments and similar agreements to which the Company is a party or by which it or any of its properties are bound (including, but not limited to, contracts with Significant Customers, joint venture or partnership agreements, contracts with any labor organizations, strategic alliances and options to purchase land). True, complete and correct copies of such agreements have been delivered to LandCARE. Except as described on SCHEDULE 2.11, (i) none of the Significant Customers have canceled or substantially reduced or, to the knowledge of the Company, are currently attempting or threatening to cancel a contract or substantially reduce utilization of the services provided by the Company, and (ii) the Company has complied with all commitments and obligations pertaining to it, and is not in default under any contracts or agreements listed on SCHEDULE 2.11 and no notice of default under any such contract or agreement has been received. The transactions contemplated by this Agreement will not

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result in a default under or a breach or violation of, or adversely affect the rights and benefits afforded to the Company by, any such contracts or agreements. SCHEDULE 2.11 also includes a summary description of all plans or projects relating to the Company's business involving the opening of new operations, expansion of existing operations, the acquisition of any property, business or assets requiring, in any event, the payment of more than $50,000 in the aggregate.

      2.12 REAL PROPERTY. SCHEDULE 2.12 includes a list of all real property owned or leased by the Company at the date hereof (the "Real Property"), and all other real property, if any, used by the Company in the conduct of its business. True, complete and correct copies of all leases and agreements with respect to Real Property leased by the Company have been delivered to LandCARE, and an indication as to which such properties, if any, are currently owned, or were formerly owned, by the Stockholder or any affiliates of the Company or the Stockholder is included in SCHEDULE 2.12. All leases relating to Real Property leased by the Company from the Stockholder or any affiliate of the Stockholder has been terminated. Except as set forth on SCHEDULE 2.12, all of such leases included on SCHEDULE 2.12 are in full force and effect and constitute valid and binding agreements of the parties (and their successors) thereto in accordance with their respective terms. There are no leases, tenancy agreements, easements, covenants, restrictions or any other instruments, agreements or arrangements which create in or confer on any party, other than the Company, the right to occupy or possess all or any portion of the Real Property or create in or confer on any such party any right, title or interest in or to the Real Property or any portion thereof or any interest therein; no party other than the Company occupies or possesses the Real Property or any portion thereof; there is legal and adequate ingress and egress between each tract of Real Property and an adjacent (or, if none, the closest) public roadway; the Real Property is properly zoned in order to allow its current use in the Company's businesses; and there are no claims or demands pending or threatened by any party against the Real Property which, if valid, would create in, or confer on, any party other than the Company, any right, title or interest in or to the Real Property or any portion thereof. None of the buildings, structures or improvements described on SCHEDULE 2.12, or the operation or maintenance thereof as now operated or maintained, contravenes any zoning ordinance or other administrative regulation or violates any restrictive covenant or any provision of law, the effect of which would materially interfere with or prevent their continued use for the purposes for which they are now being used or would adversely affect the value thereof or the interest of the Company therein. The Stockholder has furnished to LandCARE a true and correct copy of all owner's policies of title insurance and surveys pertaining to the real property owned by the Company.

      2.13 INSURANCE. SCHEDULE 2.13 sets forth an accurate list as of the date hereof of all insurance policies now carried by the Company and an accurate list of all insurance loss runs and workers compensation claims received for the past three policy years. True, complete and correct copies of all insurance policies currently in effect have been delivered to LandCARE. Such insurance policies evidence all of the insurance that the Company is required to carry pursuant to all of its contracts and other agreements and pursuant to all applicable laws, and provide adequate coverage against the risks involved in the Company's business. Except as set forth on
SCHEDULE 2.13, none of such policies is a "claims made" policy.

      2.14 COMPENSATION; EMPLOYMENT AGREEMENTS; ORGANIZED LABOR MATTERS.
SCHEDULE 2.14 sets forth an accurate list showing all officers, directors and key employees of the Company, listing all employment agreements with such officers, directors and key employees and the rate of compensation (and the portions thereof attributable to salary, bonus and other compensation, respectively) of each of such persons as of the Balance Sheet Date. Except as set forth on SCHEDULE 2.14, since the Balance Sheet Date, there have been no increases in the base compensation payable or any special bonuses to any officer, director, key employee or other employee.

      Except as set forth on SCHEDULE 2.14, (i) the Company is not bound by or subject to (and none of its respective assets or properties is bound by or subject to) any arrangement with any labor union, (ii) no employees of the Company are represented by any labor union or covered by any collective bargaining agreement, (iii) to the knowledge of the Company, no campaign to establish such representation is in progress and (iv) there is no pending or, to the best of the Company's knowledge, threatened, labor dispute involving the Company and any group of its employees. The Company has not experienced any labor interruptions over the past five years.

      SCHEDULE 2.14 sets forth an accurate schedule showing all bonus and other incentive plans, agreements and arrangements of Company, written or unwritten (the "Incentive Plans"), together with true, complete and correct copies of such Incentive Plans (or in the event that the Incentive Plans are not in writing, a true and complete summary of such Incentive Plans), and classifications of employees covered thereby as of the Closing Date. SCHEDULE 2.14 shall also include the maximum aggregate annual amount payable to covered employees under the Incentive Plans for the current fiscal year, including, but not limited to, discretionary amounts, if any.

      2.15 EMPLOYEE BENEFIT PLANS. SCHEDULE 2.15 sets forth an accurate schedule showing all employee benefit plans of Company, including all agreements or arrangements (other than agreements or arrangements set forth on SCHEDULE 2.14) containing "golden parachute" or other similar provisions, and deferred compensation agreements, together with true, complete and correct copies of such plans, agreements and any trusts related thereto, and classifications of employees covered thereby as of the Balance Sheet Date. Except for the employee benefit plans, if any, described on SCHEDULE 2.15, the Company does not sponsor, maintain or contribute to any plan, program, fund or arrangement that constitutes an "employee pension benefit plan," nor does the Company have any obligation to contribute to or accrue or pay any benefits under any deferred compensation or retirement funding arrangement on behalf of any employee or employees (such as, for example, and without limitation, any individual retirement account or annuity, any "excess benefit plan" (within the meaning of Section 3(36) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), or any non-qualified deferred compensation arrangement). For the purposes of this Agreement, the term "employee pension benefit plan" shall have the same meaning as is given that term in Section 3(2) of ERISA. The Company has not sponsored, maintained or contributed to any employee pension benefit plan and is not required to contribute to any retirement plan pursuant to the provisions of any collective bargaining agreement establishing the terms and conditions of employment of any of the Company's employees other than the plans set forth on SCHEDULE 2.15.

      The Company is not now, and will not as a result of its past activities become, liable to the Pension Benefit Guaranty Corporation (the "PBGC") or to any multi employer employee pension benefit plan under the provisions of Title IV of ERISA. All employee benefit plans listed on SCHEDULE 2.15 and the administration thereof are in substantial compliance with their terms and all applicable provisions of ERISA and the regulations issued thereunder, as well as with all other applicable federal, state and local statutes, ordinances and regulations. All accrued contribution obligations of the Company with respect to any plan listed on SCHEDULE 2.15 have either been fulfilled in their entirety or are fully reflected on the balance sheet of the Company as of the Balance Sheet Date. All plans listed on SCHEDULE 2.15 that are intended to qualify (the "Qualified Plans") under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"), are, and have been, so qualified and have been determined by the Internal Revenue Service to be so qualified. Except as disclosed on
SCHEDULE 2.15, all reports and other documents required to be filed with any governmental agency or distributed to plan participants or beneficiaries have been timely filed or distributed, and the most recent copies thereof are included as part of SCHEDULE 2.15. Neither the Stockholder, nor any plan listed in SCHEDULE 2.15 nor the Company has engaged in any transaction prohibited under the provisions of Section 4975 of the Code or Section 406 of ERISA. No plan listed on SCHEDULE 2.15 has incurred an accumulated funding deficiency, as defined in Section 412(a) of the Code and Section 302(1) of ERISA; and the Company has not incurred any liability for excise tax or penalty due to the Internal Revenue Service or any liability to the PBGC. There have been no terminations, partial terminations or discontinuance of contributions to any such Qualified Plan intended to qualify under Section 401(a) of the Code without notice to and approval by the Internal Revenue Service; no plan listed on
SCHEDULE 2.15 subject to the provisions of Title IV of ERISA has been terminated; there have been no "reportable events" (as that phrase is defined in Section 4043 of ERISA) with respect to any such plan listed on SCHEDULE 2.15; the Company has not incurred liability under Section 4062 of ERISA; and no circumstances exist pursuant to which the Company could have any direct or indirect liability whatsoever (including, but not limited to, any liability to any multi employer plan or the PBGC under Title IV of ERISA or to the Internal Revenue Service for any excise tax or penalty, or being subject to any statutory lien to secure payment of any such liability) with respect to any plan now or heretofore maintained or contributed to by any entity other than the Company that is, or at any time was, a member of a "controlled group" (as defined in Section 412(n)(6)(B) of the Code) that includes the Company.

      2.16 CONFORMITY WITH LAW; LITIGATION. Except as set forth on SCHEDULE 2.16, there are no claims, actions, suits or proceedings pending or, to the best knowledge of the Stockholder, threatened, against or affecting the Company (as any of its officers and directors in their capacities as such), at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over the Company. Except as set forth on SCHEDULE 2.16, no notice of any claim, action, suit or proceeding, whether pending or threatened, has been received by the Company during the last five years and, to the best knowledge of the Stockholder, there is no basis therefor. Except as set forth on
SCHEDULE 2.16, there are no outstanding judgments, orders, writs, injunctions or decrees against the Company. Except as set forth on SCHEDULE 2.16, the Company has conducted and now conducts its business in material compliance with all laws, regulations, writs, injunctions, decrees and orders applicable to the Company or its assets. The Company is not in violation of any material law or regulation or any order of any court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over any of them. The Company has conducted and is conducting its business in substantial compliance with the requirements, standards, criteria and conditions set forth in applicable federal, state and local statutes, ordinances, permits, licenses, orders, approvals, variances, rules and regulations, including all such permits, licenses, orders and other governmental approvals set forth on SCHEDULES 2.8 and 2.9.

      2.17 TAXES. For purposes of this Agreement, the term "Taxes" shall mean all taxes, charges, fees, levies or other assessments, including, without limitation, income, gross receipts, excise, property, sales, withholding, social security, unemployment, occupation, use, service, license, payroll, franchise, transfer and recording taxes, fees and charges, imposed by the United States or any state, local or foreign government or subdivision or agency thereof ("Taxing Authority"), whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest, fines, penalties or additional amounts attributable to or imposed with respect to any such taxes, charges, fees, levies or other assessments. As used herein, the term "Company Subsidiaries" means the subsidiaries, if any, of the Company; it being understood that there may be no such subsidiaries.

      All Tax returns ("Returns") required to be filed with respect to any Tax for which any of the Company and the Company Subsidiaries (if any) is liable have been duly and timely filed with the appropriate Taxing Authority, each Tax shown to be payable on each such Return has been paid, each Tax payable by the Company or a Company Subsidiary by assessment has been timely paid in the amount assessed, and adequate reserves have been established on the consolidated books of the Company and the Company Subsidiaries for all Taxes for which any of the Company and the Company subsidiaries is liable, but the payment of which is not yet due. Neither the Company nor any Company Subsidiary is, or ever has been, liable for any Tax payable by reason of the income or property of a person or entity other than the Company or a Company Subsidiary. Each of the

Company and the Company Subsidiaries has timely filed true, correct and complete declarations of estimated Tax in each jurisdiction in which any such declaration is required to be filed by it. No Liens for Taxes exist upon the assets of the Company or any Company Subsidiary except Liens for Taxes which are not yet due. Neither the Company nor any Company Subsidiary is, or ever has been, subject to Tax in any jurisdiction outside the United States. No litigation with respect to any Tax for which the Company or any Company Subsidiary is asserted to be liable is pending or, to the knowledge of the Company or the Stockholder, threatened, and no basis which the Company or any Stockholder believes to be valid exists on which any claim for any such Tax can be asserted against the Company or any Company Subsidiary. There are no requests for rulings or determinations in respect of any Taxes pending between the Company or any Company Subsidiary and any Taxing Authority. No extension of any period during which any Tax may be assessed or collected and for which the Company or any Company Subsidiary is or may be liable has been granted to any Taxing Authority. Neither the Company nor any Company Subsidiary is or has been party to any tax allocation or sharing agreement. All amounts required to be withheld by any of the Company and the Company Subsidiaries and paid to governmental agencies for income, social security, unemployment insurance, sales, excise, use and other Taxes have been collected or withheld and paid to the proper Taxing Authority. The Company and each Company Subsidiary have made all deposits required by law to be made with respect to employees' withholding and other employment Taxes. Neither the Company nor the Stockholder is a "foreign person," as that term is referred to in Section 1445(f)(3) of the Code. The Company has not filed a consent pursuant to Section 341 (f) of the Code or any comparable provision of any other tax statute and has not agreed to have Section 341 (f)(2) of the Code or any comparable provision of any other Tax statute apply to any disposition of an asset. The Company has not made, is not obligated to make and is not a party to any agreement that could require it to make any payment that is not deductible under Section 280G of the Code. No asset of the Company or of any Company Subsidiary is subject to any provision of applicable law which eliminates or reduces the allowance for depreciation or amortization with respect to that asset below the allowance generally available to an asset of its type. No accounting method changes of the Company or of any Company Subsidiary exist or are proposed or threatened which could give rise to an adjustment under Section 481 of the Code. The Company uses the cash basis method of accounting for income tax purposes, and the Company's methods of accounting have not changed in the past five years. The Company is not an investment company as defined in Section 351(e)(1) of the Code.

      2.18 NO VIOLATIONS; ALL REQUIRED CONSENTS OBTAINED. The Company is not in violation of any of its Charter Documents. Neither the Company nor, to the knowledge of the Stockholder, any other party thereto is in material default under any lease, instrument, license, permit or material agreement to which the Company is a party or by which its properties are bound (the "Material Documents"). Except as set forth on SCHEDULE 2.18, (a) the execution of this Agreement by the Company and the Stockholder and the performance by the Company and the Stockholder of their obligations hereunder and the consummation of the transactions contemplated hereby will not result in any violation or breach or constitute a default under any of the terms or provisions of the Material Documents or the Charter Documents, and (b) at and after the Closing Date the Surviving Corporation will be entitled to the rights and benefits under the Material Documents to which the Company is entitled immediately prior to the Closing. Except as set forth on SCHEDULE 2.18 (and except for consents already obtained), none of the Material Documents requires notice to, or the consent or approval of, any governmental agency or other third party with respect to any of the transactions contemplated hereby in order to remain in full force and effect, and consummation of the transactions contemplated hereby will not give rise to any right to termination, cancellation or acceleration or loss of any right or benefit. Except as set forth on SCHEDULE 2.18, none of the Material Documents prohibits the use or publication of the name of any other party to such Material Document, and none of the Material Documents prohibits or restricts the Surviving Corporation or will prevent or restrict the Company or LandCARE from freely providing services to any person.

      2.19 ABSENCE OF CHANGES. Since the Balance Sheet Date, the Company has conducted its operations in the ordinary course of business and, except as set forth on SCHEDULE 2.19, there has not been:

            (i) any change in the business, assets, liabilities or financial condition of the Company which would have a Material Adverse Effect;

            (ii) any damage, destruction or loss (whether or not covered by insurance) affecting any of the material assets of the Company or the business of the Company which would have a Material Adverse Effect;

            (iii) any change in the authorized capital of the Company or its outstanding securities or any change in its ownership interests or any grant of any options, warrants, calls, conversion rights or commitments;

            (iv) any declaration or payment of any dividend or distribution with respect to the capital stock or any direct or indirect redemption, purchase or other acquisition of any of the capital stock of the Company;

            (v) any increase or commitment to increase the compensation, bonus, sales commissions or fee arrangement payable or to become payable by the Company to any of its officers, directors, stockholders, employees, consultants or agents;

            (vi) any work interruptions, labor grievances or claims filed, or any event or condition of any character, materially adversely affecting the business of the Company;

            (vii) any sale or transfer, or any agreement to sell or transfer, any material assets, property or rights of the Company to any person;

            (viii)any cancellation, or agreement to cancel, any indebtedness or other obligation owing to the Company;

            (ix) any plan, agreement or arrangement granting any preferential rights to purchase or acquire any interest in any of the assets, property or rights of the Company or requiring consent of any party to the transfer and assignment of any such assets, property or rights;

            (x) any purchase or acquisition of, or agreement, plan or arrangement to purchase or acquire, any property, rights or assets outside of the ordinary course of the Company's business;

            (xi) any waiver of any material rights or claims of the Company;

            (xii) any amendment or termination of any contract, agreement, license, permit or other right to which the Company is a party which would have a Material Adverse Effect;

            (xiii)any contract, commitment or liability entered into or incurred or any capital expenditures made except in the normal course of business consistent with past practice in an individual amount not in excess of $10,000 and in an aggregate amount not in excess of $50,000; or

            (xiv) any transaction by the Company outside the ordinary course of its business.

      2.20 POWERS OF ATTORNEY. SCHEDULE 2.20 sets forth a schedule as of the date of this Agreement of the name of each person, corporation, firm or other entity holding any general or special power of attorney from the Company and a description of the terms of each such power.

      2.21 INVENTORY; WORKING CAPITAL; OTHER FINANCIAL MATTERS. The Company's inventory and working capital levels (including financing in the ordinary course of business) are adequate to successfully operate the business, and there has been no unusual build-up of cash needs at the date hereof. The Company's total debt at the date hereof does not exceed $138,000. The Company's pro forma net revenues for the 12-month period ended July 31, 1998 were at least $1,900,000, and its pro forma EBITDA (earnings before interest, taxes, depreciation and amortization) for the 12-month period ended July 31, 1998 were at least $285,000. The Company's pro forma net pre-tax earnings for the 12-month period ended July 31, 1998 were at least $185,000. The Company's tangible net worth on the date hereof is at least $300,000.

      2.22 COMPETING LINES OF BUSINESS; RELATED-PARTY TRANSACTIONS. Except as set forth on SCHEDULE 2.22, neither the Stockholder nor any other affiliate of the Company owns, directly or indirectly, any interest in, or is an officer, director, employee or consultant of or otherwise receives remuneration from, any business which is a competitor, lessor, lessee, customer or supplier of the Company. Except as set forth on SCHEDULE 2.22, no officer, director or stockholder of the Company has, nor during the period beginning January 1, 1995 through the date hereof had, any interest in any property, real or personal, tangible or intangible, used in or pertaining to the Company's business.

      2.23 DISCLOSURE. The Stockholder has provided LandCARE with all the information that LandCARE has requested in analyzing whether to consummate the transactions contemplated hereby. None of the information so provided nor any representation or warranty of the Stockholder contained in this Agreement contains any untrue statement or omits to state a material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading. The Stockholder has no knowledge of any fact which has specific application to the Company or its business or assets (other than general economic or industry conditions) which would have a Material Adverse Effect or, so far as the Stockholder can reasonably foresee, threatens to have a Material Adverse Effect, on the Company or its business or assets, or the condition (financial or otherwise), results of operations or prospects of the Company, which has not been described in the Schedules hereto.

      2.24 CERTAIN BUSINESS PRACTICES. Neither the Company nor any person acting on behalf of the Company has given or offered anything of value to any governmental official, political party or candidate for government office nor has it or any of them otherwise taken any action which would cause the Company to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any law of similar effect.

      2.25 NOTICE TO BARGAINING AGENTS. The Company has satisfied any requirement for notice of the transactions contemplated by this Agreement under applicable collective bargaining agreements.

      2.26 NOTICES AND CONSENTS. The Company has given any notices to third parties and has obtained any third party consents that may be necessary to consummate the transactions contemplated hereby.

      2.27 YEAR 2000 COMPLIANCE. To the Stockholder's knowledge, except as set forth on SCHEDULE 2.27, the properties and assets of the Company, including, but not limited to, computer hardware, microprocessor driven equipment, software and data, owned or used by the Company will accurately process date and time data after December 31, 1999, and the Company will suffer no loss of functional ability when processing dates and related data outside the 1900-1999 year range.

      2.28 RELIANCE UPON ORAL REPRESENTATIONS. The Company and the Stockholder each represent and warrant: (a) that each has been fully informed by her or its legal counsel and by her or its own independent judgment of the terms, conditions and effects of this Agreement; (b) that each has been represented by independent legal counsel of her or its choice throughout all negotiations preceding the execution of this Agreement and has received the advice of her or its attorney in entering into this Agreement; (c) that each, both personally and through her or its independently- retained attorneys, is fully satisfied with the terms and effects of this Agreement; (d) that no promise or inducement has been offered or made to her or it except as expressly stated in this Agreement; and (e) that this Agreement is executed without reliance on any oral statement or oral representation by any other party or any other party's agent or attorney.

3.    REPRESENTATIONS OF LANDCARE AND NEWCO

      Each of LandCARE and Newco represents and warrants as follows:

      3.1 DUE ORGANIZATION. Each of LandCARE and Newco is a corporation duly organized, validly existing and in good standing under the laws of Delaware and the State of Incorporation, respectively, and has all requisite corporate power and authority to carry on its business as it is now being conducted. Each of LandCARE and Newco is duly qualified and is in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, except where the failure to be so authorized or qualified would not have a Material Adverse Effect on LandCARE.

      3.2 AUTHORIZATION. (i) The representatives of each of LandCARE and Newco executing this Agreement have the authority to enter into and bind each of LandCARE and Newco, respectively, to the terms of this Agreement and (ii) each of LandCARE and Newco has the full legal right, power and authority to enter into this Agreement and the transactions contemplated hereby, all of which have been duly authorized by all necessary corporate action and no other corporate proceedings on the part of either of LandCARE or Newco is necessary to authorize this Agreement or to consummate the transactions contemplated hereby.

      3.3 NO VIOLATIONS. The execution of this Agreement and the performance of the obligations hereunder and the consummation of the transactions contemplated hereby will not result in any violation or breach or constitute a default under any of the terms or provisions of the Restated Certificate of Incorporation, as amended, or Bylaws, as amended, of LandCARE. The execution of this Agreement and the performance of the obligations hereunder and the consummation of the transactions contemplated hereby will not result in any violation or breach or constitute a default under any of the terms or provisions of the Certificate of Incorporation or Bylaws of Newco.

      3.4 VALIDITY OF OBLIGATIONS. The execution and delivery of this Agreement by each of LandCARE and Newco and the performance of the transactions contemplated hereby have been duly and validly authorized by the respective Board of Directors of each of LandCARE and Newco and this Agreement has been duly and validly authorized by all necessary corporate action and is a legal, valid and binding obligation of LandCARE and Newco.

      3.5 ISSUANCE OF LANDCARE STOCK. The LandCARE Stock to be issued by LandCARE to the Stockholders, in accordance with the terms and subject to the conditions set forth in this Agreement, shall, upon issuance and delivery, be duly authorized, validly issued, fully paid, nonassessable, and shall be free and clear of all liens, encumbrances, charges, and restrictions imposed by LandCARE except as described in Section 9.2 below. The offer and sale of such shares will have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), and will not be registered thereunder.

4.    DELIVERIES AT CLOSING

At the Closing, all of the following actions are taking place, and all of them shall be deemed to have taken place simultaneously.

      4.1 INSTRUMENTS OF TRANSFER. The Stockholder is delivering to LandCARE certificates representing all of the Shares, duly endorsed (or accompanied by duly executed stock powers).

      4.2 CERTIFICATE OF MERGER. The appropriate parties hereto are executing and delivering for filing with the appropriate authorities a certificate of merger or similar document for purposes of effecting the Merger.

      4.3 EMPLOYMENT AGREEMENT. The Company and the persons identified in
SCHEDULE 4.3 are entering into Employment Agreements in the form of Annex I.

      4.4 OPINION OF COUNSEL. Counsel to the Company and the Stockholder is delivering an opinion to LandCARE dated the date hereof in the form attached hereto as Annex II.

      4.5 GOOD STANDING CERTIFICATES. The Stockholder is delivering to LandCARE certificates, dated as of a date no earlier than ten days prior to the date hereof, duly issued by the appropriate governmental authority in the State of Incorporation and in each state in which the Company is authorized to do business, showing the Company to be in good standing and authorized to do business therein.

      4.6 LEASE. The Surviving Corporation is entering into leases of the properties identified on SCHEDULE 4.6 in the form attached hereto as Annex III, and the Stockholders are delivering to

LandCARE evidence of the termination of all leases relating to such properties. The Company is delivering to LandCARE consents to the Merger of the lessors of the other properties leased by the Company.

      4.7 INDEBTEDNESS TO COMPANY. The Stockholder and its Affiliates are repaying any outstanding indebtedness they may have to the Company.

      4.8 TAX MATTERS. Tax advisors to the Stockholder are delivering an opinion to the Stockholder satisfactory to the Stockholder regarding the tax consequences of the transactions contemplated hereby.

      4.9 CONSENTS. The Stockholder is delivering to LandCARE copies of any third party consents required in connection with the consummation of the transactions contemplated hereby.

      4.10 RESIGNATIONS OF DIRECTORS AND OFFICERS. The Stockholder is delivering to LandCARE the resignations of such directors and officers of the Company as have been requested by LandCARE.


5.    POST-CLOSING COVENANTS

      The parties to this Agreement further covenant and agree as follows:

      5.1 FUTURE COOPERATION; FURTHER ASSURANCES. The Stockholder, the Surviving Corporation and LandCARE shall each deliver or cause to be delivered to the other following the date hereof such additional instruments as the other may reasonably request for the purpose of effecting the Merger and fully carrying out the intent of this Agreement. LandCARE shall provide the Stockholder reasonable access to the books and records of the Surviving Corporation after the Closing Date for purposes of tax compliance and any other reasonable purpose.

      5.2 EXPENSES. LandCARE will pay the fees, expenses and disbursements of LandCARE and its agents, representatives, financial advisors, accountants and counsel incurred in connection with the execution, delivery and performance of this Agreement. The Stockholder will pay the fees, expenses and disbursements of the Stockholder and its agents, representatives, financial advisors, accountants and counsel incurred in connection with the execution, delivery and performance of this Agreement. The Stockholder shall pay any sales, use, transfer, real property transfer, recording, gains, stock transfer and other similar taxes and fees ("Transfer Taxes") imposed in connection with the Merger. The Stockholder shall file all necessary documentation and returns with respect to such Transfer Taxes. In addition, the Stockholder acknowledges that the Stockholder, and not the Surviving Corporation or LandCARE, will pay all taxes (income or otherwise), if any, due upon receipt of the consideration payable pursuant to this Agreement.

      5.3 CERTAIN AGREEMENTS. Upon the request of LandCARE at any time after the Closing, the Stockholder and the Surviving Corporation shall terminate any existing agreements to which the Company and the Stockholder are parties.

      5.4   PREPARATION AND FILING OF TAX RETURNS.

            (a) The Stockholder shall file or cause to be filed all Tax Returns for all taxable periods that end on or before the Closing Date, but in each case only after LandCARE has reviewed such filings and consented thereto. The Surviving Corporation shall pay all Tax liabilities for all periods ending on or prior to the Closing Date, but only to the extent of the accruals for such Tax liabilities set forth in the Financial Statements. The Surviving Corporation shall pay any Tax liability in excess of such accruals.

            (b) LandCARE shall file or cause to be filed all Tax Returns for all taxable periods ending after the Closing Date.

            (c) Each party hereto shall, and shall cause its subsidiaries and affiliates to, provide to each of the other parties hereto such cooperation and information as any of them reasonably may request in filing any Tax Returns, amended Tax Returns or claim for refund, determining a liability for Taxes or a right to refund of Taxes or in conducting any audit or other proceeding with respect to Taxes. Such cooperation and information shall include providing copies of all relevant portions of relevant Tax Returns, together with relevant accompanying schedules and relevant work papers, relevant documents relating to rulings or other determinations by Taxing Authorities and relevant records concerning the ownership and Tax basis of property, which such party may possess. Each party shall make its employees reasonably available on a mutually convenient basis at its cost to provide explanation of any documents or information so provided. Subject to the preceding sentence, each party required to file tax returns pursuant to this Agreement shall bear all costs of filing such tax returns.

      5.5 STOCK OPTIONS. LandCARE hereby covenants and agrees to recommend to the Compensation Committee of its Board of Directors the issuance of 8,750 stock options to key management and supervisory employees of the Company identified by the Stockholder. The options shall be issued pursuant to the LandCARE 1998 Long-Term Incentive Plan and shall have an exercise price of $11.00 per share.

      5.6 STOCKHOLDER GUARANTEES. Notwithstanding anything else herein, LandCARE agrees to hold harmless and to indemnify the Stockholder or her affiliates from any loss, damage, claim, liability or obligation arising after the Effective Time from any guarantee (personal or otherwise) by the Stockholder of any liability or obligation of the Company (contingent or otherwise), and agrees to cause the unconditional release of the Stockholder and her affiliates from such guarantees and all the obligations thereunder within ninety (90) days after the Effective Time.

      5.7 OTHER FINANCIAL MATTERS. If the Company's total indebtedness exceeds $138,000 at Closing, the Purchase Price shall be reduced on a dollar-for-dollar basis, and, within 30 days of the date hereof, the Stockholder shall remit such amount to LandCARE by wire transfer.

      5.8 SERVICEMASTER AGREEMENT. It is understood that LandCARE and The ServiceMaster Company ("ServiceMaster") have entered into a definitive merger agreement dated November 1, 1998 (the "ServiceMaster Agreement"), a summary of which is attached hereto as SCHEDULE 5.9 and a copy of which has been provided to the Stockholder, pursuant to which it is intended that LandCARE will become a wholly-owned subsidiary of ServiceMaster (the "ServiceMaster Merger"). The ServiceMaster Agreement is structured as a stock-for-stock exchange, whereby, on consummation of the ServiceMaster Merger, each share of LandCARE Stock will be exchanged for a fraction of a share of ServiceMaster common stock. It is hereby understood and acknowledged that the consummation of the ServiceMaster Merger is contingent on certain conditions (as set forth in the ServiceMaster Agreement) which, if not met, may cause the ServiceMaster Merger to not occur. LandCARE, therefore, makes no representation or guarantee as to the likelihood that the ServiceMaster Merger will, in fact, take place.

6.    INDEMNIFICATION

      The Stockholder and LandCARE each make the following covenants that are applicable to them, respectively:

      6.1   SURVIVAL OF STOCKHOLDER'S REPRESENTATIONS AND WARRANTIES.

            (a) The representations and warranties of the Stockholder made in Sections 2.1 (Due Organization), 2.2. (Authorization), 2.3 (Capital Stock of the Company), and 2.17 (Taxes) of this Agreement shall survive the Closing until the expiration of the periods prescribed by the applicable statutes of limitations (including any extensions thereof) relating thereto; the representations and warranties of the Stockholder made in Section 2.9 (Environmental), shall survive the Closing for a period of five years after the Closing Date; and the other representations and warranties of the Stockholder made herein shall survive the Closing for a period of two years after the Closing Date; provided, however, that representations and warranties and indemnification provisions with respect to which a claim is made within the survival period shall survive until such claim is finally determined and paid.

            (b) The representations and warranties of LandCARE made in this Agreement shall survive the Closing for a period of one year following the Closing Date; provided, however, that representations and warranties with respect to which a claim is made within such one-year period shall survive until such claim is finally determined and paid.

            (c) The date on which a representation or warranty expires as provided herein is herein called the "Expiration Date." No claim for indemnification may be made with respect to a representation or warranty after the Expiration Date, other than claims based on fraud.

      6.2 GENERAL INDEMNIFICATION BY THE STOCKHOLDER. The Stockholder covenants and agrees that it will indemnify, defend, protect, and hold harmless the Surviving Corporation, LandCARE and its subsidiaries and all of their officers, directors, employees, stockholders, agents, representatives and affiliates at all times from and after the date of this Agreement until the Expiration Date from and against all claims, damages actions, suits, proceedings, demands, assessments, adjustments, costs and expenses (including specifically, but without limitation, reasonable attorneys' fees and expenses of investigation) (collectively "Damages") incurred by such indemnified person as a result of or incident to (i) any breach of any representation or warranty of the Stockholder set forth herein, and (ii) any breach or nonfulfillment of any covenant or agreement by the Company or the Stockholder under this Agreement.

      6.3 SPECIFIC INDEMNIFICATION BY THE STOCKHOLDERS. In addition to the indemnification provided for in Section 6.2, the Stockholder covenants and agrees that she will indemnify, defend, protect and hold harmless the Company and LandCARE and each of their respective subsidiaries, officers, directors, employees, stockholders, agents, representatives and affiliates from and against all Damages incurred by any of them in connection with: (a) violations or alleged violations of any applicable federal, state, local, or other laws, regulations, ordinances, or orders of any governmental entity which govern the protection of the environment or human health and safety ("Environmental Laws") relating in any way to any action or omission of the Company or any predecessor of the Company to the extent the facts, events, or conditions giving rise to such violation or alleged violation occurred or existed on or before the Effective Date; (b) the actual or alleged presence, emanation, migration, disposal, release, or threatened release (collectively, "Releases") of any oil, petroleum product, hazardous material, or hazardous substance as such terms are defined by Environmental Laws (collectively, "Hazardous Substances") at, under, to, or from any property or facility which presently is or previously was owned, leased, operated, or otherwise used by the Company or any predecessor of the Company to the extent that said actual or alleged Release occurred or is alleged to have occurred on or before the Effective Date; (c) the actual or alleged Release of any Hazardous Substances at any location or facility whatsoever to the extent such Hazardous Substances were generated by, or were arranged for disposal at such location or facility by, the Company or any predecessor of the Company on or before the Effective Date; and (d) any and all tort, civil, criminal, or other complaints, actions, or proceedings pending or which subsequently may be brought against the Company arising from or based on an alleged incident in 1998, described as a citizen complaint to the New Mexico Department of Agriculture ("NMDA"), as referenced in the Company's response to due diligence question LB-82 and in NMDA Pesticide Inspection Report Number 001174, dated June 8, 1998.

      6.4 INDEMNIFICATION BY LANDCARE. LandCARE covenants and agrees that it will indemnify, defend, protect and hold harmless the Stockholder at all times from and after the date of this Agreement until the Expiration Date from and against all Damages incurred by the Stockholder as a result of (i) any breach of any representation or warranty of LandCARE set forth herein; and (ii) any breach or nonfulfillment of any covenant or agreement by LandCARE under this Agreement.

      6.5 THIRD PERSON CLAIMS. Promptly after any party hereto (the "Indemnified Party") has received notice of or has knowledge of any claim by a person not a party to this Agreement ("Third Person") or the commencement of any action or proceeding by a Third Person that may give rise to a right of indemnification hereunder, such Indemnified Party shall give to the party obligated to provide indemnification hereunder (an "Indemnifying Party") written notice of such claim or the commencement of such action or proceeding; provided, however, that the failure to give such notice will not relieve such Indemnifying Party from liability under this Section with respect to such claim, action or proceeding, except to the extent that the Indemnifying Party has been actually prejudiced as a result of such failure. The Indemnifying Party (at its own expense) shall have the right and shall be given the opportunity to associate with the Indemnified Party in the defense of such claim, suit or proceedings, and may select counsel for the Indemnified Party, such counsel to be reasonably satisfactory to the Indemnified Party. The Indemnified Party shall not, except at its own cost, make any settlement with respect to any such claim, suit or proceeding without the prior consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed. It is understood and agreed that in situations where failure of the Indemnifying Party to settle a claim expeditiously could have an adverse effect on the Indemnified Party, the failure of the Indemnifying Party to act upon the Indemnified Party's request for consent to such settlement within five business days of the Indemnifying Party's receipt of notice thereof from the Indemnified Party shall be deemed to constitute consent by the Indemnifying Party of such settlement for purposes of this Section.

      6.6 METHOD OF PAYMENT. All claims for indemnification shall be paid in cash. If LandCARE reasonably believes that it or any other Indemnified Party has suffered, or will suffer, Damages for which it or any other Indemnified Party would be entitled to indemnification pursuant to this Agreement, LandCARE may, at its sole option and by notice in writing to the Stockholder, elect to withhold payment of an amount equal to the amount of such Damages from any amounts owing by LandCARE to the Stockholder.

      6.7 LIMITATIONS ON INDEMNIFICATION. LandCARE and the other persons or entities indemnified pursuant to this Section shall not assert any claim for indemnification hereunder against the Stockholder until such time as the aggregate of all claims which such persons may have against such the Stockholder shall exceed $25,000 (the "Indemnification Threshold") and then only to the extent that such claims exceed the Indemnification Threshold. The Stockholder shall not assert any claim for indemnification hereunder against LandCARE until such time as the aggregate of all claims which the Stockholder may have against LandCARE shall exceed the Indemnification Threshold and then only to the extent that such claims exceed the Indemnification Threshold. The aggregate liability of the Stockholder under this Article 6 shall not exceed $750,000 (the "Liability Limit"); the aggregate liability of LandCARE hereunder shall not exceed the Liability Limit.


7.    NONCOMPETITION

      7.1 PROHIBITED ACTIVITIES. As partial consideration for the execution, delivery and performance of this Agreement by LandCARE, the Stockholder will not, for a period of five years following the Closing Date, for any reason whatsoever, directly or indirectly, for himself or on behalf of or in conjunction with any other person, persons, company, partnership, corporation or business of whatever nature:

            (i) own, manage, operate, join, control, consult or advise (whether or not compensated for such consultation or advice), or participate in, or render assistance to, or derive any benefit whatever from, any business offering services or products in direct competition with the Surviving Corporation within 100 miles of where the Company conducted business at any time within one year prior to the Closing Date (the "Territory");

            (ii) engage, as an officer, director, shareholder, owner, partner, joint venturer, or in a sales or managerial capacity, whether as an employee, independent contractor, consultant or advisor, or as a sales representative, in any business offering services or products in direct competition with the Surviving Corporation or LandCARE within the Territory;

            (iii) call upon any person who is, at that time, an employee of LandCARE or any of its subsidiaries (including the Surviving Corporation) for the purpose or with the intent of enticing such employee away from or out of the employ of LandCARE or any of its subsidiaries (including the Surviving Corporation);

            (iv) call upon any person or entity which is, at that time, or which has been, within one year prior to the Closing Date, a customer of LandCARE, the Company or any of LandCARE's subsidiaries (including the Surviving Corporation) for the purpose of soliciting or selling products or services in direct competition with LandCARE or any of its subsidiaries (including the Company) within the Territory.

      Notwithstanding the above, the foregoing covenants shall not be deemed to prohibit the Stockholder from (a) assisting her husband Walt Weaver with his existing landscape architecture business, (b) entering the retail plant and tree nursery business after her employment with the Surviving Corporation and any other LandCARE affiliates ends, or (c) acquiring as a passive investor with no involvement in the operations or management of the business, not more than one percent (1%) of the capital stock of a competing business whose stock is publicly traded on a national securities exchange or over-the-counter market.

      The provisions of this Section are independent of the noncompetition provisions contained in any consulting or employment agreement to which the Stockholder may be or may become a party in connection with the transactions contemplated hereby. All such provisions are intended to be observed and enforced in accordance with their terms.

      7.2 EQUITABLE RELIEF. Because of the difficulty of measuring economic losses to LandCARE as a result of a breach of the foregoing covenant, and because of the immediate and irreparable damage that could be caused to LandCARE for which it would have no other adequate remedy, the Stockholder agrees that the foregoing covenant may be enforced by LandCARE in the event of breach by the Stockholder, by injunctions, restraining orders and other equitable actions.

      7.3 REASONABLE RESTRAINT. It is agreed by the parties hereto that the foregoing covenants in this Section impose a reasonable restraint on the Stockholder.

      7.4 SEVERABILITY; REFORMATION. The covenants in this Section are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. Moreover, in the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which the court deems reasonable, and the Agreement shall thereby be reformed.

      7.5 INDEPENDENT COVENANT. The Stockholder acknowledges that her covenants set forth in this Section are material conditions to LandCARE's willingness to execute and deliver this Agreement and to consummate the transactions contemplated hereby. All of the covenants in this Section shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of the Stockholder against LandCARE or any subsidiary thereof, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by LandCARE of such covenants. It is specifically agreed that the period of five years stated at the beginning of this Section, during which the agreements and covenants of the Stockholder made in this Section shall be effective, shall be computed by excluding from such computation any time during which the Stockholder is in violation of any provision of this Section. The covenants contained in Section shall not be affected by any breach of any other provision hereof by any party hereto.

8.    NONDISCLOSURE OF CONFIDENTIAL INFORMATION

      8.1 GENERAL. The Stockholder recognizes and acknowledges that she has had access to certain customer lists, confidential information of the Company, such as operational policies, pricing and cost policies, and other information, that will be valuable, special and unique assets of the Surviving Corporation and LandCARE after the Closing Date. The Stockholder agrees that she will not disclose such confidential information, or any confidential information of the Surviving Corporation or LandCARE to which they may have access in the future, to any person, firm, corporation, association or other entity for any purpose or reason whatsoever, except (a) to authorized representatives of LandCARE, (b) following the Closing, such information may be disclosed by the Stockholder as may be required in the course of performing her duties for the Surviving Corporation and (c) to counsel and other advisers, provided that such advisers (other than counsel) agree to the confidentiality provisions of this Section, unless (i) such information becomes known to the public generally through no fault of the Stockholder, or (ii) disclosure is required by law or the order of any governmental authority, provided, that prior to disclosing any information pursuant to this clause (ii), the Stockholder shall give prior written notice thereof to LandCARE and provide LandCARE with the opportunity to contest such disclosure. In the event of a breach or threatened breach by the Stockholder of the provisions of this Section, LandCARE shall be entitled to injunctive or other equitable relief restraining the Stockholder from disclosing, in whole or in part, such confidential information. Nothing herein shall be construed as prohibiting LandCARE from pursuing any other available remedy for such breach or threatened breach, including the recovery of damages.

      8.2 EQUITABLE RELIEF. Because of the difficulty of measuring economic losses as a result of the breach of the foregoing covenants, and because of the immediate and irreparable damage that would be caused for which LandCARE would have no other adequate remedy, the Stockholder agrees that the foregoing covenants may be enforced against her by injunctions, restraining orders and other appropriate equitable relief.

      8.3 SURVIVAL. The obligations of the parties under this Section shall survive the termination of this Agreement for an unlimited time with respect to proprietary information and a period of five years with respect to non-proprietary information.

9.    INTENDED TAX TREATMENT

      9.1 TAX-FREE REORGANIZATION. The parties are entering into this Agreement with the intention that the Merger qualify as a tax-free reorganization for federal income tax purposes, except to the extent of any "boot" received, and the Stockholder will not take any actions that disqualify the Merger for such treatment. The Stockholder represents, warrants and covenants that:

            (i) the Company operates at least one historic business line, or owns at least a significant portion of its historic business assets, in each case within the meaning of Reg. 1.368-1(d) under the Code; and

            (ii) the Company will hold "substantially all of its properties" within the meaning of Section 368(a)(2)(D) of the Code (that is, after the Closing, the Company will hold at least 90% of the fair market value of the net assets and at least 70% of the gross assets held by the Company immediately prior to the Closing). For purposes of the preceding sentence, amounts paid by the Company to dissenters, amounts paid by the Company to shareholders who receive cash or other property and the Company assets used to pay its reorganization expenses and all redemptions and distributions (except for normal dividends) made by the Company immediately preceding the Closing, pursuant to this Agreement or otherwise as part of the plan of Merger provided for herein, will be included as assets of the Company held immediately prior to the Merger.

10.   SECURITIES LAW MATTERS

      10.1 ECONOMIC RISK; SOPHISTICATION. The Stockholder acknowledges and confirms that she has received and reviewed a Prospectus from LandCARE relating to her acquisition of shares of LandCARE Stock hereunder, but the Stockholder understands that the shares of LandCARE Stock received by the her have not been and will not be registered under the Securities Act. The Stockholder (A) has such knowledge, sophistication and experience in business and financial matters that she is capable of evaluating the merits and risks of an investment in the shares of LandCARE Stock, (B) fully understands the nature, scope and duration of any limitations on transfer of LandCARE Stock described in this Agreement and
(C) can bear the economic risk of an investment in the shares of LandCARE Stock.

      10.2 COMPLIANCE WITH LAW. The Stockholder covenants that none of the LandCARE Stock acquired by the Stockholder hereunder will be offered, sold, assigned, hypothecated, transferred or otherwise disposed of by the Stockholder except in full compliance with all applicable securities laws.

      10.3 RESTRICTIONS ON RESALE. The Stockholder agrees that she will not sell, offer to sell, or otherwise transfer or dispose of, any shares of the LandCARE Stock received by the Stockholder, engage in put, call, short-sale, straddle or similar transactions, or in any other way reduce the Stockholder's risk of owning shares of LandCARE Stock prior to the date two years after the Closing Date, and agrees that the certificates evidencing the LandCARE Stock to be received by the Stockholder will bear the following legend evidencing this restriction:

      THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), AND MAY ONLY BE SOLD OR OTHERWISE

      TRANSFERRED IF THE HOLDER HEREOF COMPLIES WITH THE ACT AND APPLICABLE SECURITIES LAW.

      THE SHARES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD, ASSIGNED, EXCHANGED, TRANSFERRED, ENCUMBERED, PLEDGED, DISTRIBUTED, APPOINTED OR OTHERWISE DISPOSED OF, AND THE ISSUER SHALL NOT BE REQUIRED TO GIVE EFFECT TO ANY ATTEMPTED SALE, ASSIGNMENT, EXCHANGE, TRANSFER, ENCUMBRANCE, PLEDGE, DISTRIBUTION, APPOINTMENT OR OTHER DISTRIBUTION PRIOR TO [SECOND ANNIVERSARY OF THE CLOSING DATE]. UPON THE WRITTEN REQUEST OF THE HOLDER OF THIS CERTIFICATE, THE ISSUER AGREES TO REMOVE THIS RESTRICTIVE LEGEND (AND ANY STOP ORDER PLACED WITH THE TRANSFER AGENT) AFTER THE DATE SPECIFIED ABOVE.

After the date one year after the Closing Date, the Stockholder may sell such shares pursuant to the LandCARE Liquidity Program, a summary of which is attached hereto as SCHEDULE 10.3, or, in the event the ServiceMaster Merger occurs, such comparable program in effect at ServiceMaster. If the ServiceMaster Merger does not occur, LandCARE shall remove the aforementioned legend to the extent reasonably necessary to permit the Stockholder to participate in the LandCARE Liquidity Program. If the ServiceMaster Merger does occur, the shares of ServiceMaster stock issued to the Stockholder will bear a legend substantially similar to the second paragraph of the legend listed above, and such legend shall be removed as may be reasonably necessary to permit the Stockholder to participate in the ServiceMaster program described above; provided, however that the ServiceMaster program shall be no more restrictive than the LandCARE Liquidity Program. After the date two years after the Closing Date, neither the restrictions set forth herein nor the provisions of the LandCARE Liquidity Plan or ServiceMaster program shall restrict the Stockholder from selling or otherwise disposing of any of such shares of LandCARe Stock or ServiceMaster stock, as the case may be.

11.   GENERAL

      11.1 SUCCESSORS AND ASSIGNS. This Agreement and the rights of the parties hereunder may not be assigned (except by operation of law) and shall be binding upon and shall inure to the benefit of the parties hereto, the successors of LandCARE, and the heirs and legal representatives of the Stockholder.

      11.2 ENTIRE AGREEMENT. This Agreement (including the schedules, exhibits and annexes attached hereto) and the documents delivered pursuant hereto constitute the entire agreement and understanding among the Stockholder, the Company and LandCARE, and supersede any prior agreement and understanding relating to the subject matter of this Agreement. This Agreement, upon execution, constitutes a valid and binding agreement of the parties hereto, enforceable in accordance with its terms, and may be modified or amended only by a written instrument executed by the parties hereto.

      11.3 COUNTERPARTS. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument. The signatures to this Agreement need not all be on a single copy of this Agreement, and may be facsimiles rather than originals, and shall be fully as effective as though all signatures were originals on the same copy.

      11.4 BROKERS AND AGENTS. Each party represents and warrants that it employed no broker or agent in connection with this transaction and agrees to indemnify the other parties hereto against all loss, cost, damages or expense arising out of claims for fees or commission of brokers employed or alleged to have been employed by such indemnifying party.

      11.5 NOTICES. All notices and communications required or permitted hereunder shall be in writing and may be given by depositing the same in United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, or by delivering the same in person to an officer or agent of such party, or by facsimile, as follows:

            If to LandCARE, addressed to it at:

                  LandCARE USA, Inc.
                  5850 San Felipe, Suite 500
                  Houston, Texas 77057
                  Attn: General Counsel
                  Facsimile No. (713) 965-0343

            If to the Company, addressed to it at:

                  Albuquerque Grounds Maintenance, Inc.
                  6406 Corona Avenue, N.E.
                  Albuquerque, New Mexico 87122

            If to the Stockholder, addressed to her at the Company's address,

or to such other address as any party hereto shall specify pursuant to this Section from time to time.

      11.6 GOVERNING LAW. This Agreement shall be construed in accordance with the laws of the State of New Mexico without regard to its principles governing conflicts of laws.

      11.7 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations, warranties, covenants and agreements of the parties made herein and at the time of the Closing or in writing delivered pursuant to the provisions of this Agreement shall survive the consummation of the transactions contemplated hereby and any examination on behalf of the parties.

      11.8 EFFECT OF INVESTIGATION. No investigation by the parties hereto in connection with this Agreement or otherwise shall affect the representations and warranties of the parties contained herein or in any certificate or other document delivered in connection herewith and each such representation and warranty shall survive such investigation.

      11.9 EXERCISE OF RIGHTS AND REMEDIES. Except as otherwise provided herein, no delay of or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after that waiver.

      11.10       TIME.  Time is of the essence with respect to this Agreement.

      11.11 REFORMATION AND SEVERABILITY. In case any provision of this Agreement shall be invalid, illegal or unenforceable, it shall, to the extent possible, be modified in such manner as to be valid, legal and enforceable but so as to most nearly retain the intent of the parties, and if such modification is not possible, such provision shall be severed from this Agreement, and in either case the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

      11.12 REMEDIES CUMULATIVE. No right, remedy or election given by any term of this Agreement shall be deemed exclusive but each shall be cumulative with all other rights, remedies and elections available at law or in equity.

      11.13 CAPTIONS. The headings of this Agreement are inserted for convenience only, and shall not constitute a part of this Agreement or be used to construe or interpret any provision hereof.

      11.14 PRESS RELEASES AND PUBLIC ANNOUNCEMENTS. No party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other party; provided, however, that LandCARE may issue a press release in accordance with its customary practices without such approval and any party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities.

      11.15 NO THIRD-PARTY BENEFICIARIES. This Agreement shall not confer any rights or remedies upon any person other than the parties and their respective successors and permitted assigns.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                    LANDCARE USA, INC.


                                    By:/s/ WILLIAM L. FIEDLER
                                       William L. Fiedler
                                       Senior Vice President and General Counsel

                                    AGM ACQUISITION CORP.


                                    By:/s/ WILLIAM L. FIEDLER
                                       William L. Fiedler
                                       President


                                    ALBUQUERQUE GROUNDS MAINTENANCE,
                                    INC.


                                    By:/s/ SANDRA LEE WEAVER
                                       Sandra Lee Weaver
                                       President


                                    By:/s/ SANDRA LEE WEAVER
                                       Sandra Lee Weaver



                                    By:/s/ WALTER LEE WEAVER
                                       Walter Lee Weaver